Exhibit 99.B(g)(1)(a)(iv)

SECOND AMENDMENT TO THE

MUTUAL FUND CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 21st day of May, 2015, by and between The Victory Portfolios, a Delaware statutory trust (the “Trust”), which may issue one or more series of shares of beneficial interest (each a “Fund”), and KeyBank National Association, a bank chartered under the laws of the United States, having its principal office at 127 Public Square, Cleveland, Ohio 44114-1306 (the “Custodian”) is to the Mutual Fund Custody Agreement dated July 1, 2011 (as amended and in effect on the date hereof, the “Agreement”).

WHEREAS, the Trust and Custodian reserved the right to amend the Agreement;

WHEREAS, the Trust and Custodian now desire to amend the Agreement in the manner hereinafter set forth;

WHEREAS, capitalized terms not defined in this Amendment are used as defined in the Agreement;

NOW, THEREFORE in consideration of the covenants contained in this Amendment, the Trust and the Custodian hereby amend the Agreement to add Section 15(e) to state:

(e)       Advancement of Funds.  The following provisions will apply to any advances of funds made by the Custodian on behalf of the Trust pursuant to this Agreement.

(i)  The Custodian may, in its sole discretion, advance unsecured funds on behalf of the Trust in order to pay the purchase price of any securities purchased by a Fund under the Trust or to pay redemption proceeds resulting from shareholder redemptions in the event there are insufficient funds in the Trust’s account under the Agreement. The Custodian may also, in its sole discretion and as a matter of bookkeeping convenience, credit the Trust with interest, dividends or other distributions payable on securities prior to Custodian’s actual receipt of final payment therefor and the Trust agrees that such bookkeeping credits may also be reflected on Custodian’s books, and otherwise, as “immediately available” or “same day” funds or by some similar characterization.  Notwithstanding any such credit or characterization, all such credits shall be conditional upon the Custodian’s actual receipt of final payment and may be reversed by the Custodian to the extent that final payment is not received.  If the Custodian, in its sole discretion, permits the Trust to use funds credited to the Trust prior to receipt by the Custodian of final payment thereof, the Trust shall nonetheless continue to bear the risk of, and liability for, the Custodian’s nonreceipt of final payment in full.

(ii)  The Trust agrees to repay the Custodian on demand the amount of any advance or credit described in paragraph (a) above plus accrued interest at a rate per annum, based on a year having 360 days and calculated for the actual number of days elapsed, 2% in excess of KeyBank National Association’s Prime Rate from time to time in effect, such rate to be adjusted on the effective date of any change in the Prime Rate.  As used herein, “Prime

Rate” means that interest rate established from time to time by KeyBank National Association as its Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by KeyBank National Association for commercial or other extensions of credit.

(iii)  The rights of the Custodian and the obligations of the Trust under this paragraph are absolute and unconditional.

(iv)  For all purposes of this paragraph, payment with respect to a transaction will not be “final” until the Custodian shall have received immediately available funds which under applicable law or rule are irreversible, which are not subject to any security interest, levy or other encumbrance, and which are specifically applicable, or deemed by the Custodian to be specifically applicable, to such transaction.  A debit by the Custodian to the account of the Trust maintained hereunder or to an account of any third party to whom or for whose account securities have been delivered shall not constitute final payment to the extent that such debit creates an overdraft or does not otherwise result in the receipt by the Custodian of immediately available, irreversible and unencumbered funds.

IN ALL OTHER RESPECTS, the Agreement is hereby ratified, confirmed and continued.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Susan J. Mooradian
Name: Susan J. Mooradian
Title: Vice President

THE VICTORY PORTFOLIOS, on behalf of each Fund, individually and not jointly

By:	/s/ Christopher K. Dyer
Name: Christopher K. Dyer
Title: President